United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013

UNION FIRST MARKET BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

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Virginia	0-20293	54-1598552
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1051 East Cary Street

Suite 1200

Richmond, Virginia 23219

(Address of principal executive offices, including Zip Code)

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Registrant’s telephone number, including area code: (804) 633-5031

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2013, the board of directors (the “Board”) of Union First Market Bankshares Corporation (the “Company”) elected the individuals listed below to the Board, subject to and effective upon the merger of StellarOne Corporation (“StellarOne”) with and into the Company (the Merger”):

Glen C. Combs	Alan W. Meyers
Beverley E. Dalton	Raymond D. Smoot, Jr.
Gregory L. Fisher	Charles W. Steger
Jan S. Hoover	Keith L. Wampler

The director elections were made pursuant to Section 1.4(b) of the Agreement and Plan of Reorganization, dated as of June 9, 2013, between the Company and StellarOne (the “Merger Agreement”), which provides that on or prior to the effective date of the Merger, the Board is to take action to elect eight StellarOne directors to serve on the Board upon consummation of the Merger. As previously disclosed by the Company, the proposed effective date of the Merger is January 1, 2014 (the “Effective Date”). The named individuals will serve as directors of the Company from the Effective Date until the first annual meeting of shareholders of the Company following the Effective Date, at which time they will be nominated for election to the Board to serve in the classes whose terms expire one, two or three years from such annual meeting of shareholders.

The Board also took action to appoint Dr. Raymond D. Smoot, Jr., current chairman of the board of directors of StellarOne, as chairman of the Company’s Board effective upon the Merger. The Company’s current chairman, Ronald L. Hicks, will serve as vice chairman of the Board after the Merger. Such appointments were made pursuant to Section 1.4(c) of the Merger Agreement.

Subject to the consummation of the Merger, the newly elected directors will receive the same annual retainer and other board fees payable to the Company’s other non-employee members of the Board. In 2013, such members of the Board received $1,000 for attending each meeting of the Board and $500 for attending each committee meeting. For any Board or committee meeting lasting less than one hour, the fee paid was $375. Additionally, each director who attends a minimum of 75% of all Board and committee meetings since the last annual meeting of shareholders (or since the appointment of a new director in the case of a new director’s first year of service) receives a $25,000 annual retainer (or pro-rated portion thereof in the case of a new director) paid in shares of the Company’s common stock based on the average closing price on the five consecutive trading days ending on November 30th of each year. In 2013, the Company’s chairman received an additional $10,000 stock retainer for serving as Board chairman.

Messrs. Smoot and Wampler have been appointed to serve on the Executive Committee of the Board; Ms. Hoover has been appointed to serve on the Audit Committee of the Board; Mr. Combs has been appointed to serve on the Compensation Committee of the Board; Messrs. Fisher and Steger have been appointed to serve on the Nominating and Corporate Governance Committee of the Board; and Messrs. Dalton, Meyers and Wampler have been appointed to serve on the Risk Committee of the Board.

Other than the Merger and the terms of the Merger Agreement, there are no arrangements or understandings between each of these individuals and any other person pursuant to which he or she was selected as director and there are no material transactions between each of these individuals and the Company.

A copy of the press release announcing the director elections described above is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01 Other Events.

On December 12, 2013, the Board appointed David G. Bilko as executive vice president and chief risk officer of the Company, and Jeffrey W. Farrar as executive vice president of wealth management, insurance and mortgage of the Company. Both appointments are subject to the consummation of the Merger and are effective as of the Effective Date. Mr. Bilko is currently chief risk officer of StellarOne and Mr. Farrar is currently executive vice president and chief financial officer of StellarOne.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Union First Market Bankshares Corporation press release dated December 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNION FIRST MARKET BANKSHARES CORPORATION

Date: December 18, 2013	By:	/s/ Robert M. Gorman
Robert M. Gorman Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Union First Market Bankshares Corporation press release dated December 17, 2013.